TRANS ADVISER FUNDS, INC.
                            SHAREHOLDER SERVICE PLAN

                                        July 18, 1996

        This Shareholder Service Plan (the "Plan") is adopted by Trans Adviser Funds, Inc. (the "Corporation") with respect to shares of common stock of each of the Funds identified in Appendix A (individually a "Fund" and collectively the "Funds").

        SECTION 1.  ADMINISTRATOR

        The Corporation has entered into an Administration Agreement (the "Agreement") with Forum Financial Services, Inc. ("Forum") whereby Forum provides certain administrative services for the Corporation and for each Fund.

        SECTION 2.  SERVICE AGREEMENTS; PAYMENTS

        (a) Forum is authorized to enter into Shareholder Service Agreements (the "Agreements"), the form of which shall be approved by the Board of Directors of the Corporation (the "Board"), with financial institutions and other persons, including Trans Financial Bank, N.A., and Mastrapasqua & Associates, the investment advisers to the Corporation, who provide services for and maintain shareholder accounts ("Service Providers") as set forth in this Plan.

        (b) Pursuant to the Agreements, as compensation for the services described in Section 4 below, Forum may pay each Service Provider, on behalf of the Corporation, a fee at an annual rate of up to 0.25% of the average daily net assets of each Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship; provided, however, that no Fund shall directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

        (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in any Fund of the assets of its customers will (i) be disclosed by the Service Provider to its customers, (ii) be authorized by its customers, and (iii) not result in an excessive fee to the Service Provider.

        SECTION 3.  SHAREHOLDER SERVICE FEE.

        Pursuant to this Plan, the Corporation shall daily accrue and monthly pay Forum a Shareholder Service Fee for each Fund equal to 0.25% of the average daily net assets of each Fund. Such payments shall be accrued daily and paid monthly or at such other interval as the Corporation and Forum shall agree.


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        SECTION 4.  SERVICE ACTIVITIES

        Service activities include (a) establishing and maintaining accounts and records relating to clients of Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Corporation may be effected and other matters pertaining to the Corporation's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

        SECTION 5.  AMENDMENT AND TERMINATION

        (a) Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the Directors who are not interested persons of the Corporation as defined in the Investment Company Act of 1940 (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

        (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Directors.


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                            TRANS ADVISER FUNDS, INC.

                            SHAREHOLDER SERVICE PLAN

                                   Appendix A:

                 Funds to which Shareholder Service Plan Applies

                                  July 18, 1995

                                Money Market Fund
                             Intermediate Bond Fund
                             Kentucky Tax-Free Fund
                             Tennessee Tax-Free Fund
                                Growth/Value Fund
                             Aggressive Growth Fund